Exhibit 99.1

PondelWilkinson Inc.
21700 Oxnard Street, Suite 1840
Woodland Hills, CA 91367

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS		(951) 739-6200
RELEASE
Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2019 THIRD QUARTER

FINANCIAL RESULTS

-- Third Quarter Net Sales rise 11.6 percent to $1.13 billion --

-- Third Quarter Net Income increases 11.6 percent to $298.9 million --

-- Third Quarter Net Income per diluted share increases 14.0 percent to $0.55 per share --

-- Board authorizes new $500.0 million share repurchase program --

Corona, CA – November 7, 2019 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2019.

Third Quarter Results

Net sales for the 2019 third quarter increased 11.6 percent to $1.13 billion from $1.02 billion in the same period last year. Gross sales for the 2019 third quarter increased 11.3 percent to $1.32 billion from $1.18 billion in the same period last year.

The comparative net and gross sales for the 2018 third quarter were positively impacted by approximately $16.0 million and $18.0 million, respectively, due to advance purchases made by our customers in anticipation of a price increase effective November 1, 2018 in the United States.

Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2019 third quarter of $12.2 million and $15.1 million, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body FuelTM high performance energy drinks, increased 13.5 percent to $1.06 billion for the 2019 third quarter, from $935.1 million for the 2018 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $10.8 million for the 2019 third quarter.

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 10.9 percent to $66.3 million for the 2019 third quarter, from $74.4 million in the 2018 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $1.4 million for the 2019 third quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors sold to independent third parties (the “AFF Third-Party Products”), were $5.9 million for the 2019 third quarter, compared with $6.6 million in the 2018 third quarter.

Net sales to customers outside the United States increased 34.2 percent to $379.8 million in the 2019 third quarter, from $283.0 million in the 2018 third quarter. Such sales were approximately 34 percent of total net sales in the 2019 third quarter, compared with 28 percent in the 2018 third quarter.

Gross profit, as a percentage of net sales, for the 2019 third quarter was 59.4 percent, compared with 59.8 percent in the 2018 third quarter. The decrease in gross profit as a percentage of net sales for the 2019 third quarter was primarily the result of geographical and product sales mix. Such decrease was partially offset by price increases as well as reduced input costs.

Operating expenses for the 2019 third quarter were $277.6 million, compared with $268.1 million in the 2018 third quarter. There were no distributor termination expenses for the 2019 third quarter. In the 2018 third quarter, operating expenses included $14.1 million of distributor termination expenses.

Distribution costs as a percentage of net sales were 3.3 percent for the 2019 third quarter, compared with 4.1 percent in the 2018 third quarter.

Selling expenses as a percentage of net sales for the 2019 third quarter were 11.1 percent, compared with 11.2 percent in the 2018 third quarter.

General and administrative expenses for the 2019 third quarter were $114.2 million, or 10.1 percent of net sales, compared with $112.7 million, or 11.1 percent of net sales, for the 2018 third quarter. Stock-based compensation (a non-cash item) was $16.0 million for the third quarter of 2019, compared with $14.1 million in the 2018 third quarter.

Operating income for the 2019 third quarter increased to $395.4 million from $339.6 million in the 2018 third quarter.

The effective tax rate for the 2019 third quarter was 25.0 percent, compared with 21.8 percent in the 2018 third quarter. The increase in the effective tax rate was primarily due to increased income taxes in certain foreign jurisdictions as well as a decrease in the equity compensation deduction.

Net income for the 2019 third quarter increased 11.6 percent to $298.9 million from $267.7 million in the 2018 third quarter. Net income per diluted share for the 2019 third quarter increased 14.0 percent to $0.55 from $0.48 in the third quarter of 2018.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report record gross and net sales in the 2019 third quarter, driven by our Reign Total Body Fuel™ high performance energy drinks, which we launched in the first quarter, as well as growth in our Monster Energy® brand energy drinks internationally.

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“In the third quarter we launched or transitioned our Monster Energy® brand energy drinks to the Coca-Cola bottlers in the Dominican Republic, El Salvador and Honduras. Further country launches and transitions are planned for the fourth quarter.

“We launched a number of new Monster Energy® brand energy drinks and three new Reign Total Body Fuel™ high performance energy drinks during the third quarter and in October, in the United States.  Internationally, we added various Monster Energy® brand energy drinks to our portfolio in certain countries in the third quarter. We launched our Reign Total Body Fuel™ high performance energy drinks in Sweden in the third quarter and are planning further introductions in other international markets.

“We also launched Predator®, our affordable energy brand in additional international markets during the third quarter, with plans for further launches of Predator® later this year and into 2020,” Sacks added.

2019 Nine-Months Results

Net sales for the nine-months ended September 30, 2019 increased 10.4 percent to $3.18 billion from $2.88 billion in the comparable period last year.  Gross sales for the nine-months ended September 30, 2019 increased 9.8 percent to $3.70 billion from $3.37 billion in the comparable period last year.

Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the nine-months ended September 30, 2019 of $60.1 million and $71.7 million, respectively.

Gross profit, as a percentage of net sales, for the nine-months ended September 30, 2019 was 59.9 percent, compared with 60.5 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2019 were $821.9 million, compared with $766.1 million in the comparable period last year.

Operating income for the nine-months ended September 30, 2019 increased to $1.09 billion from $977.1 million in the comparable period last year.

Net income for the nine-months ended September 30, 2019 increased 13.1 percent to $852.9 million from $753.9 million in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2019 increased 16.9 percent to $1.56 from $1.33 in the comparable period last year. The effective tax rate was 22.1 percent for the nine-months ended September 30, 2019, versus 23.3 percent for the comparable period last year.

Share Repurchase Program

During the 2019 third quarter, the Company purchased approximately 4.3 million shares of its common stock at an average purchase price of $58.60 per share, for a total amount of $254.3 million (excluding broker commissions).

As of November 6, 2019, approximately $36.6 million remained available for repurchase under the February 2019 repurchase program.

On November 6, 2019, the Company’s Board of Directors authorized a new repurchase program for the repurchase of up to an additional $500.0 million of the Company’s outstanding common stock. The Company expects to make the share repurchases from time to time in the open market or through privately-negotiated transactions, or otherwise, subject to applicable laws, regulations and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

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Investor Conference Call

The Company will host an investor conference call today, November 7, 2019, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks, Muscle Monster® energy shakes, Monster Hydro® energy drinks, Reign Total Body Fuel™ high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks and Predator® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2019	2018	2019	2018
Gross sales, net of discounts and returns	$1,318,267	$1,184,444	$3,695,128	$3,366,334
Less: Promotional allowances, commissions and other expenses	184,690	168,284	511,515	483,381
Net Sales	$1,133,577	$1,016,160	$3,183,613	$2,882,953

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction and the American Fruits and Flavors transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact of TCCC bottlers distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel™ high performance energy drinks; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, water usage, environmental impact, human rights and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2018. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales[1]	$1,133,577	$1,016,160	$3,183,613	$2,882,953

Cost of sales	460,575	408,501	1,275,796	1,139,780

Gross profit[1]	673,002	607,659	1,907,817	1,743,173
Gross profit as a percentage of net sales	59.4%	59.8%	59.9%	60.5%

Operating expenses[2]	277,559	268,086	821,923	766,065
Operating expenses as a percentage of net sales	24.5%	26.4%	25.8%	26.6%

Operating income[1,2]	395,443	339,573	1,085,894	977,108
Operating income as a percentage of net sales	34.9%	33.4%	34.1%	33.9%

Interest and other income, net	3,121	2,988	8,835	5,269

Income before provision for income taxes[1,2]	398,564	342,561	1,094,729	982,377

Provision for income taxes	99,641	74,828	241,848	228,480
Income taxes as a percentage of income before taxes	25.0%	21.8%	22.1%	23.3%

Net income[1,2]	$298,923	$267,733	$852,881	$753,897
Net income as a percentage of net sales	26.4%	26.3%	26.8%	26.2%

Net income per common share:
Basic	$0.55	$0.48	$1.57	$1.35
Diluted	$0.55	$0.48	$1.56	$1.33

Weighted average number of shares of common stock and common stock equivalents:
Basic	544,469	552,694	543,804	559,472
Diluted	548,422	559,955	548,387	566,791

Case sales (in thousands) (in 192-ounce case equivalents)	121,854	111,038	342,734	313,410
Average net sales per case[3]	$9.25	$9.09	$9.24	$9.14

1Includes $10.7 million and $11.1 million for the three-months ended September 30, 2019 and 2018, respectively, related to the recognition of deferred revenue. Includes $35.6 million and $33.3 million for the nine-months ended September 30, 2019 and 2018, respectively, related to the recognition of deferred revenue.

2Includes no amounts for the three-months ended September 30, 2019 related to distributor termination costs. Includes $14.1 million for the three-months ended September 30, 2018 related to distributor termination costs. Includes $11.0 million and $26.6 million for the nine-months ended September 30, 2019 and 2018, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $5.9 million and $6.6 million for the three-months ended September 30, 2019 and 2018, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $17.0 million and $17.9 million for the nine-months ended September 30, 2019 and 2018, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019 AND DECEMBER 31, 2018

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$717,617	$637,513
Short-term investments	587,356	320,650
Accounts receivable, net	647,983	484,562
Inventories	317,745	277,705
Prepaid expenses and other current assets	58,390	44,909
Prepaid income taxes	31,669	38,831
Total current assets	2,360,760	1,804,170

INVESTMENTS	14,370	-
PROPERTY AND EQUIPMENT, net	251,760	243,051
DEFERRED INCOME TAXES	85,148	85,687
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,047,473	1,045,878
OTHER ASSETS	46,212	16,462
Total Assets	$5,137,366	$4,526,891

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$304,773	$248,760
Accrued liabilities	112,318	112,507
Accrued promotional allowances	197,239	145,741
Deferred revenue	43,805	44,045
Accrued compensation	35,747	39,903
Income taxes payable	20,334	10,189
Total current liabilities	714,216	601,145

DEFERRED REVENUE	292,101	312,224

OTHER LIABILITIES	23,071	2,621

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 636,235 shares issued and 540,591 shares outstanding as of September 30, 2019; 630,970 shares issued and 543,676 shares outstanding as of December 31, 2018	3,181	3,155
Additional paid-in capital	4,370,280	4,238,170
Retained earnings	4,767,526	3,914,645
Accumulated other comprehensive loss	(43,083)	(32,864)
Common stock in treasury, at cost; 95,644 and 87,294 shares as of September 30, 2019 and December 31, 2018, respectively	(4,989,926)	(4,512,205)
Total stockholders' equity	4,107,978	3,610,901
Total Liabilities and Stockholders’ Equity	$5,137,366	$4,526,891